                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                      WSFS
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                                                      (A)
       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                           WSFS FINANCIAL CORPORATION
                                838 Market Street
                           Wilmington, Delaware 19801
                                 (302) 792-6000

                                                                 March 24, 2000



Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of WSFS Financial Corporation (the "Company"), to be held at The DuPont Country Club, Rockland Road, Wilmington, Delaware 19880 on Thursday, April 27, 2000 at 4:00 p.m. At this meeting, stockholders will be asked to consider proposals to re-elect four directors whose terms are expiring and to increase the number of shares reserved under the 1997 Stock Option Plan.

Your vote is important regardless of how many shares of Company stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each account. Please sign and return each card since each represents a separate number of shares. Postage paid envelopes are provided for your convenience.

You are cordially invited to attend the Annual Meeting. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                        Sincerely,



                                        Marvin N. Schoenhals
                                        Chairman, President and Chief
                                        Executive Officer

                           WSFS FINANCIAL CORPORATION
                                838 Market Street
                           Wilmington, Delaware 19801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on April 27, 2000

To the Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of WSFS Financial Corporation (the "Company") will be held at The DuPont Country Club, Rockland Road, Wilmington, Delaware 19880 on Thursday, April 27, 2000, at 4:00 p.m., for the purpose of considering and acting upon the following:

1.    Election of four directors for terms of three years each.

2. Approval of an amendment to the 1997 Stock Option Plan to increase the number of shares reserved thereunder.

3. Such other matters as may properly come before the meeting or any adjournment thereof.

         Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. The Board of Directors has fixed the close of business on March 16, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

         A complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's main office during the ten days prior to the Annual Meeting.

         You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting.

                                      By Order of the Board of Directors,


                                      Mark A. Turner
                                      Executive Vice President, Chief Financial
                                      Officer, Treasurer and Secretary

March 24, 2000
--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                           WSFS FINANCIAL CORPORATION
                                838 Market Street
                           Wilmington, Delaware 19801
                                 (302) 792-6000

                                 PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2000

This Proxy Statement and the accompanying proxy card are being furnished to stockholders of WSFS Financial Corporation (the "Company") by the Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 27, 2000, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 24, 2000.

                       VOTING AND REVOCABILITY OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors as set forth below and FOR approval of the amendment to the 1997 Stock Option Plan to increase the number of shares reserved thereunder. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and with respect to matters incident to the conduct of the Annual Meeting. If any other business is presented at the Annual Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no votes will be treated as shares present for purposes of determining whether a quorum is present.

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and any adjournments or postponements thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on the proposal at the Annual Meeting. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting will not revoke such stockholder's proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The securities entitled to vote at the Annual Meeting consist of the Company's common stock, $.01 par value per share (the "Common Stock"), the holders of which are entitled to one vote for each share of Common Stock held except in elections of directors, in which holders have cumulative voting rights. The close of business on March 16, 2000 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, the Company had outstanding 10,947,744 shares of Common Stock. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for a quorum.

Stock Ownership of Certain Beneficial Owners

         Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following table sets forth, as of the Record Date, certain information as to those persons who have filed the reports required of persons beneficially owning more than 5% of the Common Stock or who were known to the Company to beneficially own more than 5% of the Company's Common Stock outstanding at the Record Date.


                                       Amount and Nature
                                         Of Beneficial                Percent
Name                                     Ownership (1)                of Class
--------------------------------------------------------------------------------

John W. Rollins, Sr. (2)                1,012,033 shares               9.24%
Wellington Management Company, LLP (3)  1,119,850 shares              10.22%

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting power over the shares of the Common Stock.

(2) John W. Rollins, Sr. owns 852,133 shares of Common Stock individually and has sole voting and investment power with respect to these shares. The amount shown in the table includes 159,900 shares of Common Stock owned by his wife, who has sole voting and investment power with respect to these shares. The address of Mr. Rollins is One Rollins Plaza, Post Office Box 1026, Wilmington, Delaware 19899.

(3) According to the Statement on Schedule 13G of Wellington Management Company, LLP, the above shares consist of shares held by its investment advisory clients as to which it shares voting or investment power. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

The number of directors is currently fixed at eleven members. The Board of Directors is divided into three classes. The members of each class are elected for a term of three years and until their successors are elected and qualified; provided that in the event the number of directors has been increased during the preceding year and such new directorships have been filled by action of the Board of Directors, the terms of those newly appointed directors expire at the annual meeting when the class to which they have been elected expires. Each of the current members of the Board of Directors of the Company also serves on the Board of Directors of the Company's principal subsidiary, Wilmington Savings Fund Society, Federal Savings Bank ("WSFS" or the "Bank"). In accordance with the Delaware General Corporation Law, directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Pursuant to the Certificate of Incorporation, every stockholder voting for the election of directors is entitled to cumulate his votes by multiplying his shares times the number of directors to be elected. Each stockholder will be entitled to cast his votes for one director or distribute his votes among any number of the nominees being voted on at the Annual Meeting. The Board of Directors intends to vote the proxies solicited by it equally among the four nominees of the Board of Directors. Stockholders may not cumulate their votes on the form of proxy solicited by the Board of Directors. In order to cumulate votes, stockholders must attend the meeting and vote in person or make arrangements with their own proxies. Unless otherwise specified in the proxy, however, the right is reserved, in the sole discretion of the Board of Directors, to distribute votes among some or all of the nominees of the Board of Directors in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

At the Annual Meeting, four directors will be elected for terms of three years each and until their successors have been elected and qualified. The Board of Directors has nominated Linda C. Drake, David E. Hollowell, Claiborne D. Smith, and Eugene W. Weaver, all of whom are currently directors, for election as directors at the Annual Meeting. If any nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may reduce the number of authorized directors to eliminate the vacancy.

Directors and Nominees

         The following table sets forth for each nominee and each director continuing in office, their name, age (as of December 31, 1999), year first elected as a director of WSFS, year of expiration of their current term as a director of the Company, their principal occupation for at least the last five years and their directorships in other subsidiaries of the Company and in other companies:

                               Year First
                               Elected or         Current
                                Appointed          Term
                                Director            to
Name                     Age     of WSFS          Expire         Principal Occupation            Directorship(s)
----                    ----     -------          ------         --------------------            ---------------

                            NOMINEES FOR A TERM TO EXPIRE IN 2003

Linda C. Drake          51         1999            2000      Since 1988, Chief Executive         WSFS; TCIM Services, Inc.;
                                                             Officer of TCIM Services, Inc.      LTD Direct Marketing, Inc.
                                                             (a direct marketing and
                                                             business services company)

David E. Hollowell      52         1997            2000      Executive Vice President,           WSFS
                                                             University of Delaware

Claibourne D. Smith     61         1994            2000      Vice President - Technology and     WSFS
                                                             Professional Development, E.I.                                `
                                                             duPont de Nemours & Company,
                                                             Incorporated, (multinational
                                                             chemical and energy company)
                                                             (1964-1999) (retired)

Eugene W. Weaver        67         1998            2000      Vice President of Finance of        WSFS, Dover Downs
                                                             John W. Rollins & Associates        Entertainment, Inc.
                                                             (Investment Management
                                                             Company), Chief Financial
                                                             Officer/Senior Vice President
                                                             of Dover Downs Entertainment,
                                                             Inc. (1970-1999) (retired)

                              DIRECTORS CONTINUING IN OFFICE

John F. Downey          62        1998             2001      Executive Director of the           WSFS
                                                             Office of Thrift Supervision (OTS),
                                                             1989-1998 (retired)

Thomas P. Preston       53        1990             2001      Since March 2000, Partner, Reed,    WSFS; Wood Royalty
                                                             Smith, Shaw, & McClay; prev-        Management Company
                                                             iously Partner, Duane, Morris &
                                                             Heckscher LLP (law firms)

Marvin N. Schoenhals    52        1990             2001      Chairman of WSFS Financial          WSFS; Star States Development
                                                             Corporation since 1992; President   Company; WSFS Credit
                                                             and Chief Executive Officer of      Corporation;
                                                             WSFS Financial Corporation since    838 Investment Group, Inc.;
                                                             November 1990                       Wilmington National Finance, Inc;
                                                                                                 Federal Home Loan Bank of
                                                                                                 Pittsburgh;
                                                                                                 Brandywine Fund, Inc.;
                                                                                                 Brandywine Blue Fund, Inc.;
                                                                                                 CustomerOne Financial Network, Inc.

                               Year First
                               Elected or         Current
                                Appointed          Term
                                Director            to
Name                     Age     of WSFS          Expire         Principal Occupation               Directorship(s)
----                    ----     -------          ------         --------------------               ---------------
R. Ted Weschler         38        1992             2001      Since January 2000, Managing           WSFS; Star States Development
                                                             Member of Peninsula Capital            Company; Deerfield Healthcare
                                                             Advisors, L.L.C., an investment        Corporation; Virginia National
                                                             advisory firm; January 1990 to         Bank; Nationwide Warehouse
                                                             December 1999, Executive Officer -     and Storage, LLC; Nucentrix
                                                             Quad-C, Inc., a Delaware corporation   Broadband Networks; Teletrac
                                                             which acts as the general partner
                                                             for several investment partnerships

Charles G. Cheleden     56        1990             2002      October 1992 to present: Vice          WSFS, Star States Development
                                                             Chairman of WSFS Financial             Company
                                                             Corporation; August 1990 to
                                                             October 1992: Chairman WSFS
                                                             Financial Corporation;
                                                             January 1990 to present:
                                                             self-employed attorney

Joseph R. Julian        62        1983             2002      President, JJID, Inc.                  WSFS, JJID, Inc.
                                                             (highway construction company)

Dale E. Wolf            75        1993             2002      March 1998 to present:                 WSFS; WSFS Credit Corp.;
                                                             Vice Chairman of WSFS                  Harmony Products, Inc.; Daynel
                                                             Financial Corporation; since           International, Inc; Auxein
                                                             1993, Senior International             Corporation
                                                             Consultant, Mezzullo and McCandlish
                                                             (law firm); 1989-1993, Lieutenant
                                                             Governor/Governor of the State of
                                                             Delaware

Stock Ownership of Management

         The following table sets forth, as of the Record Date, the amount of Common Stock beneficially owned by the Company's directors, by each executive officer, including those named in the Summary Compensation Table, and by all directors and executive officers as a group:


                                         Amount and
Nature                                  of Beneficial              Percent
Name                                   Ownership (1)             of Class (2)
----                                 -----------------           ------------

Charles G. Cheleden (3)                   38,700 shares               *
John F. Downey                             1,900 shares               *
Linda C. Drake                             2,100 shares               *
David E. Hollowell                         6,500 shares               *
Joseph R. Julian                          60,676 shares               *
Thomas P. Preston                          1,500 shares               *
Marvin N. Schoenhals (4)                 255,320 shares             2.33%
Claibourne D. Smith                        1,800 shares               *
Eugene W. Weaver(5)                        6,500 shares               *
R. Ted Weschler (6)                      393,811 shares             3.60%
Dale E. Wolf                              23,140 shares               *
Karl L. Johnston (7)                      10,480 shares               *
Joseph M. Murphy (8)                      27,167 shares               *
Thomas E. Stevenson (9)                   14,056 shares               *
Mark A. Turner (10)                       17,207 shares               *
Directors and executive officers
  as a group (15 persons)                860,857 shares             7.86%

*        Less than 1.0%.
(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock over which he or she has or shares voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Other than as noted below, all persons shown in the table above have sole voting and investment power, except that the following directors and executive officers held the following numbers of shares jointly with their respective spouses: Mr. Cheleden, 16,500 shares; Mr. Julian, 59,176 shares; Mr. Hollowell, 5,500 shares; Mr. Johnston, 1,500 shares; and Mr. Turner, 7,780 shares.
(2) In calculating the percentage ownership of each named individual and the group, the number of shares outstanding is deemed to include any shares of the Common Stock which the individual or the group has the right to acquire within 60 days of the Record Date.
(3) The amount shown includes 16,700 shares of Common Stock held in an Individual Retirement Account ("IRA"), 2,200 shares of Common Stock which are held in an IRA for Mr. Cheleden's wife, and 1,800 shares of Common Stock held by Mr. Cheleden's children, which he has Power of Attorney. Mr. Cheleden disclaims beneficial ownership of his wife's shares.
(4) The amount shown includes 27,908 shares of Common Stock held in Mr. Schoenhals' account in the Company's 401(k) Plan, 16,220 shares of Common Stock that may be acquired through options granted under the Company's Stock Option Plans, all of which were exercisable as of the Record Date, and 5,500 shares of Common Stock held by his wife in an Individual Retirement Account.

(5) The amount shown includes 1,000 shares of Common Stock held in an Individual Retirement Account ("IRA") and 1,000 shares of common stock held by Mr. Weaver's wife. Mr. Weaver disclaims beneficial ownership of his wife's shares.
(6) Includes 384,500 shares held by Peninsula Partners, LP, an investment firm managed by Peninsula Capital Advisors, LLC of which Mr. Weschler is the Managing Member. Mr. Weschler disclaims beneficial ownership of the shares held by Peninsula Partners, LP.
(7) Includes 2,340 shares of Common Stock held in Mr. Johnston's account in the Company's 401(k) Plan and 300 shares owned by Mr. Johnston's son. The amount also includes 6,340 shares of Common Stock that may be acquired through the exercise of options granted under Stock Option Plans, all of which are exercisable as of the record date.
(8) Includes 13,827 shares of Common Stock held in Mr. Murphy's account in the Company's 401(k) Plan. Also includes 13,400 shares of Common Stock that may be acquired through the exercise of options granted under the Stock Option Plans, all of which are exercisable as of the Record Date.
(9) Includes 1,796 shares of Common Stock held in Mr. Stevenson's account in the Company's 401(k) Plan. Also includes 12,260 shares of Common Stock that may be acquired through the exercise of options granted under the Stock Option Plans, all of which are exercisable as of the Record Date.
(10) Includes 2,667 shares of Common Stock held in Mr. Turner's account in the Company's 401(k) Plan and 4,260 shares of Common Stock that may be acquired through the exercise of options granted under the Stock Option Plans, all of which are exercisable as of the Record Date.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and of its committees. During the year ended December 31, 1999, the Board of Directors held 12 meetings. All directors attended more than 75% of the total aggregate meetings of the Board of Directors and committees on which such Board member served during this period except for Mr. Weschler.

A list of the Committees of the Board of Directors and a general description of their respective duties follows:

Executive Committee. The Executive Committee generally meets one time each month and as needed, and exercises the powers of the Board of Directors between meetings of the Board. The Executive Committee is presently composed of Marvin
N. Schoenhals, Chairman, Charles G. Cheleden, Thomas P. Preston, Eugene W. Weaver and R. Ted Weschler. The Executive Committee met 11 times during 1999.

Audit Committee. The Audit Committee is composed of directors who are not officers of the Company and oversees the audit program of the Company and subsidiaries. This Committee reviews the examination reports of federal regulatory agencies as well as reports of the internal auditors and independent auditors. The Committee meets with the head of the Audit Department and representatives of the Company's independent auditors, with and without representatives of management present, to review accounting and auditing matters, including an annual review of risk analysis and the associated audit plan. The appointment of the independent auditors is made by the Board of Directors upon the recommendation of the Audit Committee. Present members of the Committee are Thomas P. Preston, Chairman, David E. Hollowell, Joseph R. Julian and John F. Downey. The Audit Committee meets at least quarterly and met four times during fiscal year 1999.

Nominating Committee. The Nominating Committee consists of the entire Board of Directors and considers candidates for nomination for election as directors. The

Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures set forth in the Bylaws of the Company. The Board of Directors met once as a Nominating Committee during 1999.

Personnel and Compensation Committee. The Personnel and Compensation Committee is composed of directors who are not officers of the Company. The Personnel and Compensation Committee reviews and recommends for approval of the Board of Directors the compensation and benefits of the executive officers, broad guidelines for the salary and benefits administration for other officers and employees, and the compensation of directors. In addition, the Personnel Committee is responsible for the administration of the Stock Option Plans and the executive incentive plans, including recommendations to the Board of Directors for awards under such plans. Present members of the Personnel Committee are Dale E. Wolf, Chairman, Charles G. Cheleden, David E. Hollowell, Joseph R. Julian, Eugene W. Weaver and R. Ted Weschler. The Committee met three times during 1999.

Directors' Compensation

During 1999 each non-employee director received an annual retainer of $9,000 and 500 shares of the Company's common stock. Chairpersons of board committees or subsidiary boards received an additional $1,000 annual retainer and each member of a committee or subsidiary board received $400 for each meeting attended. As Vice Chairman of the Company, Mr. Cheleden received an additional $5,000 for 1999 to compensate him for his continuing advice and service to the Company. Mr. Wolf earned an additional fee of $6,000 in 1999 as compensation for services provided to the Company related to marketing campaigns.

Mr. Schoenhals as Chairman, President and Chief Executive Officer does not receive director fees.

Executive Officers

Marvin N. Schoenhals, age 52, has served as President and Chief Executive Officer of the Company since November 1990 and was elected Chairman in October 1992. Prior to joining the Company, Mr. Schoenhals was President and Chief Executive Officer of Peoples Savings Bank of Monroe, Michigan from April 1988 until January 1990. From April 1987 until October 1987, Mr. Schoenhals was President and Chief Executive Officer of Sterling Savings Bank, Southfield, Michigan. Prior to that, Mr. Schoenhals held various management positions at Old Kent Financial Corporation, a bank holding company located in Grand Rapids, Michigan from 1974 to 1987. Mr. Schoenhals was elected to the Board of Directors of the Federal Home Loan Bank of Pittsburgh in 1997, to the Boards of Directors of Brandywine Fund, Inc. and Brandywine Blue Fund, Inc. in 1998 and to the Board of Directors of CustomerOne Financial Network, Inc. and Wilmington National Finance, Inc. in 1999.

Karl L. Johnston, age 51, joined the Bank as Executive Vice President, Chief Lending Officer in May 1997. Mr. Johnston has over 27 years of banking experience in the Bank's local market area. Prior to joining the Bank, Mr. Johnston spent his entire banking career at the Delaware Trust Company (which became CoreStates Bank as a result of a 1996 merger and ultimately First Union as a result of a 1998 merger). With CoreStates, he was a Senior Vice President responsible for middle market business relationships for the state of Delaware,

Delaware County, Pennsylvania and northern Maryland and Virginia. Previous to the merger with CoreStates, he was Executive Vice President and Commercial Banking Group executive for Delaware Trust.

Joseph M. Murphy, age 57, joined the Bank as Executive Vice President, Retail Banking in December 1996. Mr. Murphy has over 20 years of experience in retail banking. Prior to joining WSFS, Mr. Murphy had been a Regional President of Centerbank, a Waterbury, Connecticut savings bank, since 1995, after having served as the Chairman and President of Center Capital Corp., Avon, Connecticut, an equipment leasing subsidiary of Centerbank, since 1990.

Thomas E. Stevenson, age 47, served as Executive Vice President, Chief Information Officer of the Bank from October 1996 to July 1999 when he became President of CashConnect, the Electronic Banking Division of WSFS. Mr. Stevenson has worked in the field of banking and technology for over 20 years. Most recently, Mr. Stevenson had worked with Electronic Payment Services, Inc., a provider of electronic funds transfer services, where he had served as Quality Assurance Manager since 1994 and as Vice President of Operations for one of its predecessors from 1990 to 1994.

Mark A. Turner, age 37, has served as Executive Vice President and Chief Financial Officer since March 1999. Mr. Turner joined the Bank in August 1996 as Managing Vice President and Controller. Prior to joining WSFS, Mr. Turner had been Vice President of Finance for the Capital Markets Division, and Vice President of Corporate Development for Meridian Bancorp in Reading, Pennsylvania from March 1994 to August 1996. Prior to that, Mr. Turner was a Senior Audit Manager with KPMG LLP in Philadelphia, Pennsylvania.

Personnel and Compensation Committee Report on Executive Compensation

Overview and Philosophy. The Company's executive compensation program is administered by the Personnel and Compensation Committee (the "Personnel Committee") of the Board of Directors. The Committee's responsibilities include reviewing and making recommendations to the Board of Directors regarding compensation of the Chief Executive Officer and reviewing and approving the compensation paid to other executive officers of the Company listed in the "Summary Compensation Table" that follows this report (the "Named Executive Officers"). The Committee also administers stock option and incentive plans and administers compliance with Rule 16b-3 of the Exchange Act.

The objective of the compensation program is to establish levels of compensation sufficient to attract and retain highly qualified and motivated executives. The program also seeks to align the interests of the Company's executive management with those of stockholders through the use of both incentive based compensation for specific performance based criteria and stock based compensation for long-term stockholder value.

Compensation Program Elements. The Company's executive compensation program consists of base salaries, a short-term cash incentive plan, a stock option plan and miscellaneous other fringe benefits.

                  Base Salary. Base salary levels are determined by the Personnel Committee with reference to corporate and individual performance in relation to strategic goals established each year, competitive market trends and special circumstances particular to the Company's staffing needs. In determining base salaries, the committee refers to data obtained from nationally recognized compensation surveys as well as information from similar sized banks and thrifts in the Mid-Atlantic region.

                  Short-Term Incentive Plan. In 1994, the Personnel Committee of the Board of Directors approved a Management Incentive Plan (MIP) designed to reward the accomplishment of specific annual financial objectives. These objectives for 1999 were profitability, capitalization and the level of nonperforming assets. Plan participants include members of management as designated from time-to-time by the Personnel Committee. A "bonus pool" is established under the MIP each year. The Board of Directors has undertaken an extensive study of the incentive program for future years. Final determination of the "bonus pool," is subject to adjustment by the Personnel Committee based upon the level and the quality of earnings versus plan.

                  Individual awards are earned for successfully completing agreed-upon objectives as well as the individual's contribution to the Company's financial performance. All of the "Named Executive Officers" (including the CEO) are eligible to receive such awards. Total awards accrued under the MIP in 1999 were approximately $508,000 and were paid in cash.

                  Stock Options and SARs. As a performance incentive and to encourage ownership of the Common Stock and further align the interests of management and stockholders, the Personnel Committee has issued stock options and stock appreciation rights (SARs) under the 1986 and 1997 Stock Option Plans ("Stock Option Plans"). The 1986 Stock Option Plan expired in November 1996 and the SARs expired in November, 1999. The Personnel Committee issued 296,225 stock options in 1999 under the 1997 Stock Option Plan. The Personnel Committee periodically reviews and awards stock options to management based on factors it deems important; however, the Personnel Committee is not required to issue awards on an annual basis.

Compensation of the Chief Executive Officer. For fiscal year 1999, Mr. Schoenhals earned $297,600 in base salary. Mr. Schoenhals' base salary was increased during the year from $260,000 to $310,000 reflecting the Committee's desire to increase his salary due to the Company's financial performance coupled with the fact that Mr. Schoenhal's salary had not increased for five years. Mr. Schoenhals earned $100,000 in bonus for fiscal year 1999 under the MIP which was paid after the end of the fiscal year. The bonus awarded to Mr. Schoenhals under the MIP reflects the Company's achievement of specific financial goals for the 1999 fiscal year as well as the Personnel Committee's assessment of Mr. Schoenhals' contribution to the achievement of those goals. Factors considered by the Personnel Committee in assessing Mr. Schoenhals' contribution included his leadership role in formulating and executing the Company's business strategy. In addition to the foregoing cash compensation, Mr. Schoenhals was awarded options to purchase 70,000 shares of the Common Stock under the 1997 Stock Option Plan representing 34.2% of the regular options granted to employees during the year. In addition, he received 86,445 reload options under the reload option program during 1999. The reload option program, which was authorized by the Board of Directors in 1999, allows for the additional grant of options under certain circumstances. If the grantee uses cash to exercise options within one year of the options becoming vested, the optionee will receive an equivalent number of additional options (at the then current market price). The original shares received upon exercise must be held for two years from the date of receipt for the reload options to vest, and the reload options vest in 20% per annum increments. The reload provision provides incentive for management to use their personal assets to become a long-term holder of the Company's stock, thus further aligning the interest of management and shareholders.

     The Personnel and Compensation Committee approved a special one-time Stock Option grant to Mr. Schoenhals of 110,000 shares at a strike price of $14.88 per share (an approximate 30% premium to the Company's stock price as of the record date) in exchange for the cancellation of the existing employment contract. This stock option grant, which is subject to certain other conditions and subject to final approval by the Board of Directors, is intended to increase performance-based incentives for Mr. Schoenhals and further align Mr. Schoenhal's interests with those of the shareholders.

Compensation Committee Interlocks and Insider Participation. During fiscal year 1999, no members of the Personnel Committee were considered insiders nor were there any interlocking relationships or relationships with the Company other than as disclosed in the "Business Relationships and Related Transactions" section of this Proxy Statement.

                         Dale E. Wolf, Chairman
                         Charles G. Cheleden
                         David E. Hollowell
                         Joseph R. Julian
                         Eugene W. Weaver
                         R. Ted Weschler
                         (Members of the Personnel and Compensation Committee)

                       COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph and table which follow show the cumulative total return on the common stock of the Company over the last five years compared with the cumulative total return of the Dow Jones Savings & Loan Associations Index and the Dow Jones Equity Market Index over the same period. Cumulative total return on the stock or the index equals the total increase in value since December 31, 1994, assuming reinvestment of all dividends paid into the stock or the index, respectively. The graph and table were prepared assuming that $100 was invested on December 31, 1994 in the Common Stock of the Company and in each of the indexes.


                       CUMULATIVE TOTAL SHAREHOLDER RETURN
                  COMPARED WITH PERFORMANCE OF SELECTED INDEXES
                   December 31, 1994 through December 31, 1999

-------------------------------------- -------- -------- -------- ------- -------- --------
                                        1994    1995     1996     1997    1998     1999
-------------------------------------- -------- -------- -------- ------- -------- --------
WSFS Financial Corporation              $100    $248     $281     $551    $468     $354

-------------------------------------- -------- -------- -------- ------- -------- --------
Dow Jones Equity Market Index            100     134      162      213     270      321
-------------------------------------- -------- -------- -------- ------- -------- --------
Dow Jones Savings & Loan                 100     161      195      334     310      227
Associations Index
-------------------------------------- -------- -------- -------- ------- -------- --------

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and noncash compensation for the years ended December 31, 1999, 1998 and 1997 for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus earned in 1999 exceeded $100,000 (herein referred to as "Named Executive Officers").

                                                                                   Long-Term
                                                                                  Compensation
                                     Annual Compensation Securities                  Awards
Name and                                                      Other Annual          Underlying        All Other
Principal Position           Year    Salary       Bonus(1)   Compensation(2)     Options/SARs(3)    Compensation(4)
------------------           ----    ------       --------   ---------------     ---------------    ---------------
Marvin N. Schoenhals         1999   $297,600      $100,000  $       --                156,445         $11,200
Chairman of the Board,       1998    260,400        37,000          --                 15,300          21,338
President and Chief          1997    260,400       202,000          --                 16,600          12,146
Executive Officer

Karl L. Johnston (5)         1999    163,750        53,000          --                 14,500           11,200
Executive Vice President,    1998    159,385        16,000          --                  7,100            7,081
Chief Lending Officer        1997     89,693        50,000          --                 12,300               --

Joseph M. Murphy             1999    163,750        40,000          --                 15,500           11,200
Executive Vice President,    1998    160,000        16,000          --                  7,100           11,200
Retail Banking               1997    160,000        75,000          --                  7,700               --

Thomas E. Stevenson          1999    134,375        20,000          --                 17,000           10,820
President,                   1998    125,000        20,000          --                 11,000           11,200
CashConnect Division         1997    125,000        86,000          --                  7,600            1,689

Mark A. Turner               1999    123,540        68,000          --                 21,980           11,098
Executive Vice President,    1998    103,530        20,000          --                  9,800           10,117
Chief Financial Officer,     1997     83,125        41,000          --                  2,900            2,525
Treasurer and Secretary

(1) For each fiscal year, includes bonuses earned but not paid until the following fiscal year under the Company's Management Incentive Plan
         (MIP).
(2) Does not include certain perquisites and other personal benefits the value of which did not exceed the lesser of $50,000 or 10% of salary for any Named Executive Officer.
(3) Represents Stock Options granted under the Company's 1997 Stock Option Plans (includes reload options, see "Stock Option Grants" section on pg. 14).
(4) The amounts included in All Other Compensation in 1999 represent contributions by the Company to the 401(k) Plan.
(5)      Mr. Johnston was hired in May 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the grant of stock options under the Company's 1997 Stock Option Plan to the Chief Executive Officer and each of the other Named Executive Officers during 1999. No SARs were granted during 1999.

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                       Number of       % of Total                                      Annual Rates of Stock
                      Securities         Options                                         Price Appreciation
                      Underlying       Granted to         Exercise                      for Option Term (4)
                        Options       Employees in         or Base     Expiration      ---------------------
Name                Granted (1)(2)     Fiscal Year        Price (3)       Date           5%             10%
----                --------------     -----------        ---------       ----          ---             ---
Marvin N. Schoenhals     48,800            16.4%          $14.88        03/24/2009      $456,515  $1,156,898
                         23,769             8.0            14.88        05/19/2009       222,354     563,490
                         49,636            16.8            14.25        06/24/2009       444,825   1,127,275
                         13,040             4.4            14.31        08/26/2009       117,374     297,448
                         21,200             7.2            14.88        11/18/2009       198,322     502,587

Karl L. Johnston          6,000             2.0            14.88        03/24/2009        56,129     142,242
                          8,500             2.9            14.88        11/18/2009        79,516     201,509

Joseph M. Murphy          6,000             2.0            14.88        03/24/2009        56,129     142,242
                          1,000             0.3            15.18        07/29/2009         9,552      24,206
                          8,500             2.9            14.88        11/18/2009        79,516     201,509

Thomas E. Stevenson       6,300             2.1            14.88        03/24/2009        58,935     149,354
                         10,700             3.6            14.88        11/18/2009       100,096     253,664

Mark A. Turner            4,700             1.6            14.88        03/24/2009        43,968     111,423
                          4,280             1.4            14.88        05/19/2009        40,039     101,466
                         13,000             4.4            14.88        11/18/2009       121,612     308,190

(1) Options vest and become exercisable at the rate of 20% per year beginning one year from grant date, and expire ten years from the grant date. To the extent not already exercisable, the options generally become immediately exercisable in the event of a change in control of the Company, generally defined as the acquisition of beneficial ownership of 25% or more of the Company's voting securities by any person or group of persons.

(2) Included in the options granted in 1999 are reload options of 86,445, 1,000, and 4,280 for Messrs. Schoenhals, Murphy and Turner, respectively. The reload option program, which was authorized by the Board of Directors in 1999, allows for the additional grant of options under certain circumstances. If the grantee uses cash to exercise options within one year of the options becoming vested, the optionee will receive an equivalent number of additional options (at the then current market price). The original shares received upon exercise must be held for two years from the date of receipt for the reload options to vest, and the reload options vest in 20% per annum increments. The reload provision provides incentive for management to use their personal assets to become a long-term holder of the Company's stock, thus further aligning the interest of management and shareholders.

(3) In each case, the exercise or base price was equivalent to the fair market value of the Common Stock on the date of grant.

(4) The potential realizable dollar value of a grant consists of the product of: (a) the difference between (i) the product of the per share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and
             (ii) the per share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end.


               OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUE

         The following table sets forth information concerning the exercise of options and SARs by the Chief Executive Officer and the other Named Executive Officers during the last fiscal year, as well as the value of such options and SARs held by such persons at the end of the fiscal year.

                                                                                            Value of Securities
                                                     Number of Securities                 Underlying Unexercised
                        Shares                      Underlying Unexercised                     In-the Money
                      Acquired on    Value      Options/SARs at Fiscal Year End     Options/SARs at Fiscal Year End (2)
Name                  Exercise     Realized(1)   Exercisable    Unexercisable         Exercisable       Unexercisable
----                ------------  ------------   -----------    -------------         -----------       -------------
Marvin N. Schoenhals    151,445   $1,878,552          16,220        191,685              $20,766           $41,532
Karl L. Johnston             --           --           6,340         27,560                   --                --
Joseph M. Murphy          1,000        5,094          13,340         32,360               23,205            17,220
Thomas E. Stevenson          --           --          12,260         35,040               22,359            14,906
Mark A. Turner            4,280       28,669           4,260         33,840                3,631             7,262


(1) Based on the closing price per share as reported for the Common Stock on the Nasdaq National Market on the date of exercise less the exercise/base price.

(2) Based on the closing price of $12.63 per share as reported for the Common Stock on the Nasdaq National Market on December 31, 1999 less the exercise/base price. Options and SARs are considered in-the-money if the market value of the underlying securities exceeds their exercise or base prices, respectively.

                       EMPLOYMENT AND SEVERANCE AGREEMENTS

                  The Company originally entered into an employment agreement with Mr. Schoenhals for a period of thirty-six months, beginning May 1, 1993. In 1995 the term of this agreement was extended to August 1, 1998 and in April 1997 the term was extended to May 1, 2000. The agreement provides for the employment of Mr. Schoenhals as Chairman, President and Chief Executive Officer at a current base salary of $310,000, as maintained, increased or decreased from time-to-time by the Board. The employment agreement further provides for participation by Mr. Schoenhals in incentive compensation and other employee benefit plans maintained by the Company. In the event of Mr. Schoenhals' involuntary termination of employment in connection with, or within one year after, any change in control of the Bank or the Company, other than for "just cause," he will be paid within 10 days of such termination an amount equal to
2.99 times his annual salary at the rate in effect immediately prior to termination provided that the aggregate amount payable under the agreement may not equal or exceed the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986 (the "Code"), and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that Mr. Schoenhals receives on account of a change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, under the employment agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by two-thirds vote of the initial directors then in office. The employment agreement also provides for a similar lump sum payment to be made in the event of Mr. Schoenhals' voluntary termination of employment within 30 days of a change in control or one year following a change in control if certain events have occurred, which have not been consented to in writing by Mr. Schoenhals, including (i) Mr. Schoenhals being requested to move his personal residence or perform his principal executive functions more than 35 miles from his current primary office, (ii) a reduction in his compensation and benefits as then in effect, (iii) the assignment of duties and responsibilities to Mr. Schoenhals which are other than those normally associated with his position with the Company and the Bank, (iv) a material decrease in his authority and responsibility, or (v) failing to re-elect him to the Company's or the Bank's Board of Directors. The maximum aggregate payments that would be made to Mr. Schoenhals assuming his termination of employment under the foregoing circumstances at December 31, 1999 would have been approximately $927,000 without regard to the limitations imposed by Section 280G of the Code.

         The Personnel and Compensation Committee approved a special one-time Stock Option grant to Mr. Schoenhals of 110,000 shares at a strike price of $14.88 per share (an approximate 30% premium to the Company's stock price as of the record date) in exchange for the cancellation of the existing employment contract. This stock option grant, which is subject to certain other conditions and subject to final approval by the Board of Directors, is intended to increase performance-based incentives for Mr. Schoenhals.

                  WSFS also has entered into severance agreements with Messrs. Karl L. Johnston, and Joseph M. Murphy, which provide for severance benefits of one-times base salary to be paid in lump sums to the executives in the event of termination without cause. The amounts payable to the executives under these agreements if they had been terminated without cause during fiscal year 1999 would have been approximately $165,000 each. Furthermore, in the event of a change in control, the agreements of Mr. Johnston and Mr. Murphy provide for the guaranteed payout of two times their base salary at the time, to the extent the benefits of acceleration of stock options granted them to date do not equal two times their base salary. In each case this would result in a maximum benefit of $330,000, based on current salaries. An agreement with Mr. Thomas E. Stevenson provides for salary continuation (currently $137,500 per year) for a period of 18 months following a change in control leading to the elimination of his position or a significant change in responsibilities.

                 BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

                  Thomas P. Preston was a partner during 1999 with the Wilmington, Delaware office of the law firm of Duane, Morris & Heckscher LLP. The law firm represented the Company and its affiliates in certain matters during fiscal year 1999. The Company expects Mr. Preston, now a partner with Reed, Smith, Shaw & McClay, to continue such representation in fiscal year 2000.

                  Certain directors and executive officers of the Company and their associates were customers of and had transactions with the Company and the Bank in the ordinary course of business during fiscal year 1999. Similar transactions may be expected to take place with the Company and the Bank in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did such loans present other unfavorable features.

PROPOSAL 2 -- APPROVAL OF AN AMENDMENT TO THE 1997 STOCK OPTION
              PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER

General

         Subject to approval of the Company's stockholders, the Board of Directors of the Company proposes to amend the WSFS Financial Corporation 1997 Stock Option Plan (the "1997 Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder from 625,000 shares to 1,165,000 shares. The Board of Directors is proposing the amendment in order to ensure that sufficient shares are available for future grants of options.

Purpose of the 1997 Option Plan and the Amendment

         The purpose of the 1997 Option Plan is to advance the interests of the Company by providing directors and selected employees of the Company and its affiliates, including the Bank, with the opportunity to acquire shares of Common Stock. By encouraging such stock ownership, the Company seeks to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees of the Company and its affiliates to promote the success of the business of the Company.

         In order to ensure that the 1997 Stock Option Plan continues to serve its purpose, the Board of Directors believes that it is imperative that the Company increase the number of shares reserved for issuance thereunder. As of the Record Date, awards to purchase a total of 553,525 shares of Common Stock have been granted under the 1997 Option Plan. The shares remaining in the plan would not be sufficient for the proposed grant of options to Mr. Schoenhals in exchange for the cancellation of his employment agreement as described in the Personnel and Compensation Committee Report on Executive Compensation and, in any event, would not be sufficient to allow the Company to continue granting options at the same rate as in prior years.

Description of the 1997 Option Plan

         Effective Date. The 1997 Option Plan originally became effective April 25, 1997, the date of its approval by the Company's stockholders (the "Effective Date"). Awards made prior to the Effective Date were contingent on stockholder approval of the 1997 Stock Option Plan.

         Administration. The 1997 Option Plan is administered by a committee (the "Committee"), appointed by the Board of Directors, consisting of at least two directors of the Company who are "non-employee directors" within the meaning of the federal securities laws. The Personnel and Compensation Committee acts as the Committee for purposes of administering the 1997 Option Plan. The Committee has discretionary authority to select participants and grant awards, to determine the form and content of any awards made under the 1997 Option Plan, to interpret the 1997 Option Plan, and to make other decisions necessary or advisable in connection with administering the 1997 Option Plan. All decisions, determinations, and interpretations of the Committee are final and conclusive on all persons affected thereby. Members of the Committee are indemnified to the full extent permissible under the Company's governing instruments in connection with any claims or other actions relating to any action taken under the 1997 Option Plan. Under the 1997 Option Plan, in the absence of a duly appointed Committee, the Company's Board may act in lieu of the Committee.

         Eligible Persons; Types of Awards. The 1997 Option Plan authorizes the Committee to grant stock options ("Options"), stock appreciation rights ("SARs"), and phantom stock ("Phantom Stock") (collectively, "Awards") to such employees as the Committee shall designate, although only employees who are one of a "select group of management or highly compensated employees" (within the meaning of the Employee Retirement Income Security Act, as amended) are eligible to receive Phantom Stock. Only the Board may make Awards to non-employee directors. As of the Record Date, the Company and its subsidiaries had approximately 41 employees and 10 non-employee directors who were eligible to participate in the 1997 Option Plan.

         Shares Available for Grants. If the proposed amendment is approved, the 1997 Option Plan will authorize the issuance of up to 1,165,000 shares of Common Stock of which 553,525 shares will have already been reserved for options previously granted. Such shares may be (i) authorized but unissued shares, (ii) shares held in treasury, or (iii) shares held in a grantor trust. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the Committee will adjust the number and kind of shares reserved for issuance under the 1997 Option Plan, and the number and kind of shares subject to outstanding Awards, and the exercise prices of such Awards. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the 1997 Option Plan, provided that, in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of shares of Common Stock subject to the Option shall be charged against the aggregate number of shares of Common Stock remaining available under the 1997 Option Plan. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised, the shares of Common Stock subject to such Awards shall, unless the 1997 Option Plan shall have been terminated, be available for the grant of additional Awards under the 1997 Option Plan.

         Options. Options may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code"), or options that are not ISOs ("Non-ISOs"). The exercise price as to any Option may not be less than the fair market value (determined under the 1997 Option Plan) of the optioned shares on the date of grant. In the case of a participant who owns more than 10% of the outstanding Common Stock on the date of grant, such option price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the Common Stock with respect to which ISOs are exercisable by a participant for the first time during any calendar year (under all plans of the Company and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as Non-ISOs, and not as ISOs. At March 16, 2000, the fair market value of the Common Stock was $11.56 per share based on the closing price reported on the Nasdaq National Market.

         SARs. An SAR may be granted in tandem with all or part of any Option granted under the 1997 Option Plan, or without any relationship to any Option. For SARs granted in tandem with Options, the participant's exercise of the SAR may cancel his or her right to exercise the Option, and vice versa. An SAR granted in tandem with an ISO in circumstances in which the exercise of the SAR affects the right to exercise the ISO, or vice versa, must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the participant to receive, as the Committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of Common Stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

         Exercise of Options and SARs. The exercise of Options and SARs is subject to such terms and conditions as are established by the Committee in a written agreement between the Committee and the Plan participant, provided that each Option shall become exercisable no more rapidly than with respect to 20% of the underlying shares on each of the five anniversary dates of the date on which the Award occurred. Such vesting shall accelerate to 100% upon a participant's termination of service as an employee or director due to death or disability (as defined in the 1997 Option Plan) or upon a "Change in Control" (as such term is defined below) of the Company or the Bank. See "--Change in Control." In the absence of Committee action to the contrary, an otherwise unexpired Option shall cease to be exercisable upon (i) a participant's termination of employment for "just cause" (as defined in the 1997 Option Plan), (ii) the date 30 days after a participant terminates service for a reason other than just cause, death, or disability, (iii) the date one year after a participant terminates service due to disability, or (iv) the date two years after a participant terminates service due to death.

         A participant may exercise Options or SARs, subject to provisions relative to their termination and limitations on their exercise, only by (i) written notice of intent to exercise the Option or SAR with respect to a specified number of shares of Common Stock, and (ii) in the case of Options, payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock owned for more than six months or a combination of cash and Common Stock owned for more than six months, of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised. Common Stock owned for more than six months utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise. An election to exercise an SAR may only be made during the period beginning on the third business day following the release for publication of quarterly or annual financial information and ending on the twelfth business day following such date.

         Phantom Stock Awards. The Committee may make Phantom Stock awards through credits of Common Stock to separate accounts established for Plan participants. Any cash and stock dividends attributable to the phantom shares will also be credited to participant accounts. The Committee has broad discretion at the time of making a Phantom Stock award to impose conditions that must be satisfied in order for the Phantom Stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon continued employment or upon the Company's attainment of specified performance goals. The vesting period and conditions for vesting may be different for each participant, provided that a participant's Phantom Stock award will automatically become 100% vested in the event of the participant's death or disability prior to the expiration of the restriction period, the satisfaction of the restrictions applicable to an award of Phantom Stock or upon a Change in Control of the Company or the Bank. See "-- Change in Control." In addition, the Committee may shorten the restriction period or waive any restrictions if the Committee concludes that it is in the best interests of the Company to do so.

           After a participant terminates service as a director or as an employee, the participant will receive the vested portion of his or her account in a lump-sum cash payment, unless the participant elects, more than six months before first becoming vested in any portion of the Phantom Stock award, to receive all or part of his or her vested account (i) in substantially equal annual installments over a period of up to five years, beginning with the year in which the participant terminates service, and/or (ii) in unrestricted whole shares of Common Stock, with cash paid in lieu of fractional shares. The Committee has the discretion to make payments in cash regardless of the participant's election.

         Conditions on Issuance of Shares. The Committee has the discretionary authority to impose, in agreements, such restrictions on shares of Common Stock issued pursuant to the 1997 Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Committee may not issue shares unless the issuance complies with applicable securities laws, and, to that end, may require that a participant make certain representations or warranties.

         Change in Control. The provisions of any Award for its exercise or vesting in installments shall immediately and permanently lapse on the date of a Change in Control. Consequently, all Options, SARs, and Phantom Stock awards shall become immediately exercisable and fully vested on the date of the Change in Control. For purposes of the 1997 Option Plan a "Change in Control" means any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Bank or the Company; (ii) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors; (iii) the acquisition of a controlling influence over the management or policies of the Bank or of the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Exchange Act); or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or of the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, the Company's ownership of the Bank shall not of itself constitute a Change in Control for purposes of the Agreement. For purposes of the definition of Change in Control only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity.

         With respect to Options, at the time of a Change in Control, the participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the Common Stock subject to such Option over the exercise price of such shares, in exchange for the cancellation of such Options by the participant. Although these provisions are included in the 1997 Option Plan primarily for the protection of a participant in the event of a Change in Control of the Company, they may also be regarded as having a takeover defensive effect, which may reduce the Company's vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Nontransferability. Participants may transfer their Awards to family members or trusts under specified circumstances. Awards may otherwise not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

         Effect of Dissolution and Related Transactions. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the exercise prices thereof, will be equitably adjusted for any change or exchange of shares for a different number or kind of shares which results from the Transaction. However, any such adjustment will be made in such a manner as to not constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

         Duration of the 1997 Option Plan and Grants. The 1997 Option Plan has a term of 10 years from the Effective Date, after which date no Awards may be granted. The maximum term for an Award is 10 years from the date of grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the participant owns more than 10% of the Common Stock on the date of grant. The expiration of the 1997 Option Plan, or its termination by the Committee, will not affect any Award then outstanding.

         Amendment and Termination of the 1997 Option Plan. The Board of Directors of the Company may from time to time amend the terms of the 1997 Option Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the 1997 Option Plan. No amendment, suspension, or termination of the 1997 Option Plan will, without the consent of any affected participant, alter or impair any rights or obligations under any Award previously granted. Stockholder approval will not be required for plan amendments that would not materially increase the benefits accruing to plan participants, materially increase the number of securities which may be issued under the plan or materially modify eligibility requirements for plan participation. The Board of Directors has previously amended the 1997 Stock Option Plan to eliminate a provision that allowed optionees to use shares subject to an option to pay the exercise price, to include a requirement that any shares used to pay the exercise price must have been held for at least six months and to include a provision regarding withholding option shares to pay taxes.

         Financial Effects of Awards. The Company receives no monetary consideration for the granting of Awards under the 1997 Option Plan. It receives no monetary consideration other than the exercise price for shares of Common Stock issued to participants upon the exercise of their Options, and receives no monetary consideration upon the exercise of SARs. Under current accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the Common Stock on the date the Option is granted (although footnote disclosure is required). Options may have a potentially dilutive impact on earnings per share in future periods.

         The granting of SARs requires charges to the income of the Company based on the amount of the appreciation, if any, in the market price of the Common Stock to which the SARs relate over the exercise price of those shares. If the average market price of the Common Stock declines subsequent to a charge against earnings due to estimated appreciation in the Common Stock subject to SARs, the amount of the decline will reverse such prior charges against earnings (but not by more than the aggregate of such prior charges).

         Neither the Company nor the Bank receives any monetary consideration for the granting of awards of Phantom Stock. Under current accounting standards, when Phantom Stock awards are granted, the Company must recognize compensation expense based on the fair market value of the underlying Common Stock on the date the awards are granted, with such amount being amortized over the expected vesting period for the award. The awarding of Phantom Stock requires charges to the income of the Company based on the amount of the appreciation, if any, in the market price of the Common Stock to which the Phantom Stock relates over the initial amounts credited to each participant's account. If the average market price of the Common Stock declines subsequent to a charge against earnings due to estimated appreciation in the Common Stock, the amount of the decline will reverse such prior charges against earnings (but not by more than the aggregate of such prior charges). If Phantom Stock awards are paid in Common Stock, such payment will have a dilutive impact on earnings per share.

Federal Income Tax Consequences

         There are no tax consequences to participants or the Company on the mere granting of an Option, SAR, or Phantom Stock award. Subsequent taxation depends on the type of Award, and is highlighted below.

         ISOs. If the participant holds the shares purchased upon exercise of an ISO for at least two years from the date the ISO is granted, and for at least one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of the ISO is taxed as long-term capital gain. However, the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the ISO will be treated by the participant as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If a participant disposes of the shares before the expiration of either of the two special holding periods noted above, the disposition is a "disqualifying disposition." In this event, the participant will be required, at the time of the disposition of the Common Stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the Common Stock at the date of exercise as ordinary income and the excess, if any, as capital gain.

         The Company will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the participant for alternative minimum tax. However, if a participant has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to deduct an equivalent amount.

         Non-ISOs. In the case of a Non-ISO, a participant will recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price (or, if the participant is subject to certain restrictions imposed by the federal securities laws, upon the lapse of those restrictions unless the participant makes a special tax election within 30 days after the date of exercise to have the general rule apply). Upon a subsequent disposition of such shares, any amount received by the participant in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the participant in connection with the exercise of a Non-ISO.

         SARs. The grant of an SAR has no tax effect on the participant or the Company. Upon exercise of the SARs, however, any cash or Common Stock received by the participant in connection with the surrender of his or her SAR will be treated as compensation income to the participant, and the Company will be entitled to a business expense deduction for the amounts treated as compensation income.

         Phantom Stock Awards. When cash or shares are transferred to the participant pursuant to the vesting of a Phantom Stock award, the participant will recognize ordinary income equal to the cash received and the fair market value of the shares delivered to him under the Phantom Stock award. A participant may instead elect to accelerate recognition pursuant to Section 83(b) of the Code.

Stock Option Grants

         As of the Record Date, 553,525 Options had been granted pursuant to the 1997 Option Plan including 188,345, 33,900, 30,300, 35,600 and 74,680 options granted to Messrs. Schoenhals, Johnston, Murphy, Stevenson and Turner, respectively, 418,225 options granted to all executive officers as a group, 19,000 options granted to all directors who are not executive officers as a group and 116,300 options granted to all employees who are not executive officers as a group. Assuming that the cancellation of his employment agreement is effected on the terms currently contemplated, Mr. Schoenhals will be granted options for 38,525 of the additional shares authorized by the amendment to the 1997 Option Plan. If the proposal is not approved by stockholders, the Company will not be able to effect the cancellation of Mr. Schoenhals' employment agreement on the terms currently proposed.


Recommendation and Vote Required

         The Board of Directors has determined that the proposed amendment is necessary to maintain the 1997 Option Plan as an effective incentive plan. Since the amendment will materially increase the number of shares of Common Stock which may be issued under the 1997 Option Plan, the Board of Directors is seeking stockholder approval of the amendment.

         Stockholder approval of the amendment to the 1997 Option Plan requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the Annual Meeting. The Board of Directors recommends a vote "FOR" approval of the amendment to the 1997 Option Plan.

                                NEW PLAN BENEFITS


The following table sets forth certain information regarding the benefits that will be received under the 1997 Option Plan by the indicated persons as a result of the amendment.

                                                                 Dollar            Number
                                                              Value ($)(1)        of Units

         Marvin N. Schoenhals                                 $        0            38,525
           Chairman of the Board, President                   ----------         ---------
           and Chief Executive Officer
         Karl L. Johnston                                     $        0                 0
           Executive Vice President,                          ----------         ---------
          Chief Lending Officer
         Joseph M. Murphy                                     $        0                 0
           Executive Vice President,                          ----------         ---------
           Retail Banking
         Thomas E. Stevenson                                  $        0                 0
           President,                                         ----------         ---------
           CashConnect Division
         Mark A. Turner                                       $        0                 0
           Executive Vice President,                          ----------         ---------
           Chief Financial Officer,
           Treasurer and Secretary
         All executive officers as a group                    $        0            38,525
           (1 persons)                                        ----------         ---------
         All directors who are not executive officers                  0                 0
           as a group (0 persons)                             ----------         ---------
         All employees who are not executive officers                  0                 0
           as a group (0 persons)                             ----------         ---------


(1) Based on the fair market value of the Common Stock on the date of grant less the exercise price.

                              INDEPENDENT AUDITORS

                  The Board of Directors of the Company expects to appoint KPMG LLP as independent auditors of the Company for the year ended December 31, 2000. KPMG LLP has served as the Company's independent auditors since 1994. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Pursuant to regulations promulgated under the Exchange Act, the Company's officers and directors and all persons who beneficially own more than ten percent of the Common Stock ("Reporting Persons") are required to file reports detailing their ownership and changes of ownership in the Common Stock and to furnish the Company with copies of all such ownership reports that are filed. Based solely on the Company's review of the copies of such ownership reports which it has received in the past fiscal year or with respect to the past fiscal year, or written representations from the Reporting Persons that no annual report of changes in beneficial ownership were required, the Company believes that during fiscal year 1999 and prior fiscal years all Reporting Persons have complied with these reporting requirements.

                        ADVANCE NOTICE OF CERTAIN MATTERS
                      TO BE CONDUCTED AT AN ANNUAL MEETING

                  The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before the Annual Meeting. In order for a stockholder to properly bring business before the Annual Meeting or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than thirty days before the time originally fixed for such meeting; provided, however, that in the event that less than forty days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address as they appear on the records of the Company and number of shares beneficially owned by the stockholder and describe briefly the proposed business, the reasons for bringing the business before the Annual Meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must also be provided.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

                  It is anticipated that the proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders will be mailed during March of 2001. Stockholder proposals intended to be presented at the 2001 annual meeting of stockholders of WSFS Financial Corporation must be received by November 25, 2000, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting and should be addressed to the Secretary at the Company's principal office.

                             ADDITIONAL INFORMATION

                  No matters other than those set forth in the Notice of Meeting accompanying this Proxy Statement are expected to be presented to stockholders for action at the Annual Meeting other than matters incident to the conduct of the Annual Meeting. However, if other matters are presented which are proper subject for action by stockholders and which may properly come before the meeting, it is the intention of those named in the accompanying proxy to vote such proxy in accordance with the determination of a majority of the Board of Directors upon such matters.

                                  MISCELLANEOUS

                  The expenses of the solicitation of the proxies, including the cost of preparing and distributing the proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy materials, solicitation may be made in person or by telephone, telegraph or other modes of electronic communication by the Company or its employees. The Company's directors, management and employees will receive no compensation for their proxy solicitation services other than their regular salaries and overtime, if applicable, but may be reimbursed for out-of-pocket expenses.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

                  The Company's Annual Report for the fiscal year ended December 31, 1999, including financial statements prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1999 (without exhibits) will be furnished without charge to stockholders as of the Record Date upon written request to: Investor Relations Department, WSFS Financial Corporation, 838 Market Street, Wilmington, Delaware, 19801.

         This Proxy is Solicited on Behalf of the Board of Directors of

                           WSFS FINANCIAL CORPORATION
                                     for the
                       2000 Annual Meeting of Stockholders

                                 REVOCABLE PROXY

                  The undersigned hereby appoints Marvin N. Schoenhals and Mark
A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 27, 2000 at 4:00 p.m., or at any adjournments thereof, as follows:

                                                         /x/ Please mark your
                                                             votes as in this
                                                             example.


The Board of Directors recommends a vote FOR all nominees listed below.

                               WITHHOLD AUTHORITY
                                 to vote for all
            FOR            nominees listed below Nominees:  Linda C. Drake
1.    Election of /  /                 /  /                 David E. Hollowell
      Directors:                                            Claibourne D. Smith
                                                            Eugene W. Weaver
2.    Stock Option Plan (amendment)

(To withhold authority to vote any individual nominee write the nominee's name on the line provided below).

---------------------------------------

      The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned.

      Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

      In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

      The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of a Proxy Statement of WSFS Financial Corporation.

                  Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer.

SIGNATURE(S) ____________________________________________
Date ____________________

                  PLEASE MARK, SIGN, DATE AND RETURN THIS CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.